EXHIBIT 10.48

JamesHardie

January 9, 2023

Farhaj Majeed
Delivered via email
Dear Farhaj:

This letter sets forth the terms of our offer of employment for the position of Chief Human Resources Officer with James Hardie Building Products, Inc. Your position will be based out of Chicago, IL, reporting to Aaron Erter.

To confirm our offer, your anticipated start date is scheduled for February 20, 2023.

Your base salary will be $450,000 annually less applicable tax and other withholdings with payments made bi-weekly on Fridays.

You will be eligible for participation in the Company's Short-Term Incentive (STI) plan beginning in FY2024 (fiscal year ending March 31, 2024), which consists of Company Performance Plan (CP) and Individual Performance Plan (IP) components, based on the terms and conditions of those plans. Your target bonus will be 60 percent of your annual base salary. Your bonus payout will be calculated based on the Company's performance relative to specified financial metrics (CP) and your achievements against agreed individual objectives and targets (IP). Your bonus will be split between CP (80%) and IP (20%). Depending on Company performance and personal achievements, the payout can be above or below the 60 percent target. As a corporate employee, you will be governed by corporate financial metrics when calculating your CP bonus.

Beginning in FY2024, you will be eligible to participate in the Company's Long Term Incentive ("LTI") Plan pursuant to the terms and conditions of the 2006 Long Term Incentive Plan. Your annual LTI target for FY2024 will be $475,000. Your FY2024 grant will be made in August 2023, subject to the terms of the plan as approved by the Board

In addition to your annual grant, you will also receive a sign-on grant in the amount of $200,000 under the 2006 LTI plan. This award will be granted in the first open window following your Start Date and will vest in August 2025.

To help offset the equity you will forfeit leaving your current employer, the Company will also provide you with a supplemental restricted stock unit grant in the amount of $660,000 (determined as of the grant date). This award will be granted in the first open window following your Start Date and will be fully vested and be immediately settled as of the grant date. James Hardie will withhold regular payroll taxes and you will receive the net (after-tax) shares in settlement of the restricted stock unit grant. In the event you voluntarily leave James Hardie within two years after your Start Date, you will be required to pay back (and James Hardie shall be allowed to redeem) the net shares that you acquired from this supplemental award. In addition, you will need to file an 83b election with the IRS which provides that you elect to pay the applicable taxes as of the grant date.

To help offset the equity you will forfeit leaving your current employer for 2024 and 2025, you will receive a grant of restricted stock units (RSUs) in the amount of $240,000. Your award will be made in the first open window following your Start Date and will vest and become payable:

- 50% ($120,000) December 9, 2024, and
- 50% ($120,000) December 9, 2025.

You will be eligible for a car allowance in the amount of $850 per month less applicable withholding in accordance with the Company's Vehicle Allowance Policy. This monthly allowance is intended to cover lease costs as well as reasonable maintenance, insurance and fuel costs; however, you will be allowed to expense business miles in accordance with Company policy.

You are also eligible to participate in the Company's fringe benefits including, but not limited to, vacation, holiday pay, group health and welfare benefits, the deferred compensation program and participation in the Company's 401(k) Plan, in accordance with applicable Plan documents and Company policies. Health, prescription, dental, vision and life insurance will be effective upon your hire date and after receiving a completed enrollment form. You will be eligible for short-term disability insurance following 6 months of active, full time employment. You will also be eligible for an annual financial planning allowance ($10,000 services (including as an officer, director, partner, employee, agent, advisor, developer, or in any similar capacity) that are (i) the same as or similar in function or purpose as those Executive provided to the Company Group at any time during the then-immediately preceding twenty-four (24) calendar month period ending no later than the Date of Termination; (ii) harmful to the Company Group and/or (iii) against the interests of the Company Group.

(g) "Competing Business" means any person or entity that engages in or is preparing to engage in any business activity related to the development, production and marketing of fiber cement, fiber gypsum and cement bonded building materials for use across all markets, including, but not limited to, new residential construction, manufactured housing, repair and remodeling, and commercial and industrial applications, in which the Company Group is doing, or has plans to do, business as of such date, which includes, but is not limited to, (i) Maxitile, Plycem USA, Allura, or any fiber cement subsidiary of Elementia Group; (ii) Nichiha; (iii) CSR; (iv) Buckeridge Group of Companies or BGC; (v) Swisspearl and its affiliate, Cembrit; (vi) Etex Group and its affiliates, including PT Etex Group; (vii) Louisiana Pacific; (viii) Hume Cemboard Industries Sdn Bhd and its affiliate, Prima Fibre Cement Building Solutions; (ix) UAC Berhard; (x) SCG Shera; (xi) TPI Polene; (xii) Siam City Cement; (xiii) Ekaboard; (xiv) Bakrie Building Industries; (xv) SIL (Italy); (xvi) Knauf and its affiliates; and (xvii) Saint Gobain and its affiliates.

(h) "Date of Termination" shall mean the date on which Executive's employment with the Company Group ceases.

(i) "Disability" shall mean a condition entitling Executive to long-term disability benefits under Company's long-term disability plan.

(j) "Effective Date" shall be no later than February 20, 2023.

(k) "Good Reason" shall mean the occurrence of any one or more of the following without Executive's express written consent:

i. The Board materially diminishes Executive's authority, duties, or responsibilities (other than in connection with Executive's serious illness or incapacity), or Executive no longer reports directly to the Board; or

ii. The Board materially reduces Executive's then current salary or the target opportunity for Executive's annual incentive award or annual long-term incentive award under the Long-Term Incentive Plans for any fiscal year commencing after the Effective Date, unless (A) the reduction in Executive's grant is proportional to the reduction in the grants to Parent's and Company's other most senior executives for the same fiscal year, or (B) Company's shareholders do not approve the requisite grant as required under applicable law and/or exchange listing rules, after reasonable efforts by Parent to solicit such approval (which efforts need not include shareholder solicitation more than once per fiscal year);

iii. A change of more than fifty (50) miles away from the geographic location at which Executive must perform his services;

iv. Individuals who, as of the Effective Date hereof, constitute the Board (the "Incumbent Board"), cease for any reason to constitute at least a majority of the Board, provided that any individual who becomes a member of the Board after the Effective Date whose election, or nomination for election by the Company's shareholders, is approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered to be a member of the Incumbent Board unless that individual was nominated or elected by any person, entity or group (as defined above) having the power to exercise, through beneficial ownership, voting agreement and/or proxy, twenty percent (20%) or more of either the outstanding shares or the combined voting power of the Company's then outstanding voting securities entitled to vote generally in the election of directors, in which case that individual shall not be considered to be a member of the Incumbent Board unless such individual's election or nomination for election by the Company's shareholders is approved by a vote of at least two-thirds of the directors then comprising the Incumbent Board; or

v. Any other action or inaction by Company that constitutes a material breach by Company of the terms and conditions of this Agreement.

Executive is not entitled to assert that his termination is for Good Reason, unless (A) Executive gives the Board written notice of the event or events that are the basis for such claim within sixty (60) days after the date he first has notice of the occurrence of such event or events, describing such claim in reasonably sufficient detail to allow the Board to address the event or events, (B) the Board does not cure such event or events (to the extent curable) within thirty (30) days following receipt of that written notice, and (C) Executive resigns from employment within one hundred and eighty (180) days following the expiration of that cure period.

(l) "Long-Term Incentive Plans" shall mean, collectively, the James Hardie Industries PLC Amended and Restated 2001 Equity Incentive Plan ("the 2001 LTI Plan"), the James Hardie Industries PLC Long Term Incentive Plan dated 1 August 2006 ("the 2006 LTI Plan"), in either case, as amended from time to time, and/or any successor plan(s) providing for the issuance of equity or other long-term incentives to the most senior executives.

(m) "Parent" means James Hardie Industries plc (ARBN 097 829 895), a public company with limited liability, incorporated and existing under the laws of the Republic of Ireland.

(n) "Remuneration Committee" means the Remuneration Committee of the Board or any other committee appointed by the Board to perform the functions of the Remuneration Committee.

(o) "Restricted Area" means Australia, New Zealand, Southeast Asia, Europe, the United States of America, and any other country in which Executive provided services or had a material presence or influence for or on behalf of the Company Group during the then-immediately preceding twenty-four (24) calendar month period ending no later than the Date of Termination.

(p) "Target Annual Incentive" shall mean, with respect to any fiscal year, Executive's target annual cash incentive award opportunity for that fiscal year.

(q) "Term of Employment" shall mean the Executive's employment hereunder shall begin on the Effective Date and shall continue until terminated by either party in accordance with the provisions of Article 2.

Article 2. <u>Termination of Employment.</u>

Upon cessation of Executive's employment for any reason, unless otherwise requested by Company, Executive agrees to resign immediately from all officer and director positions he then holds with the Company Group.

(a) <u>Termination Due to Death</u>. In the event that Executive's employment is terminated due to Executive's death, Executive's estate or Executive's beneficiaries, as the case may be, shall be entitled to the following benefits:

i. A lump-sum amount, paid within sixty (60) days following the Date of Termination, or such earlier date as required by applicable law, equal to Executive's unpaid Base Salary through and including the Date of Termination, as well as accrued but unused vacation pay, unreimbursed business expenses, and any annual incentive award earned, but not yet paid, with respect to the fiscal year preceding the year in which such termination occurs;

ii. An amount, if any, with respect to the annual cash incentive award opportunity for the fiscal year in which such termination of employment occurs as determined under the terms and conditions of Company's annual incentive program(s) then in-effect; and

iii. All outstanding equity awards under the Long-Term Incentive Plans will be subject to the terms and conditions of the respective Long-Term Incentive Plans and any corresponding award agreement(s).

(b) Termination Due to Disability. In the event that Executive's employment is terminated due to Executive's Disability, and (except with respect to Article 2(b)(i)) conditioned upon, Executive's (or Executive's legal representative) effective execution of a general release of claims substantially in the form set forth on Exhibit B hereto, such release becoming irrevocable within sixty (60) days after the Date of Termination, as well as Executive's acknowledgement of, and Executive's compliance with, Executive's obligations under the Employee Confidentiality Agreement or any other restrictive covenant agreement, he shall be entitled to the following benefits:

i. A lump-sum amount, paid on the first regularly scheduled payroll date following the Date of Termination, or such earlier date as required by applicable law, equal to Executive's unpaid Base Salary through and including the Date of Termination, as well as accrued but unused vacation pay, unreimbursed business expenses, and any annual incentive award earned, but not yet paid, with respect to the fiscal year preceding the year in which such termination occurs;

ii. An amount, if any, with respect to the annual cash incentive award opportunity for the fiscal year in which such termination of employment occurs, as determined under the terms and conditions of Company's annual incentive program(s) then in-effect; and

iii. All outstanding equity awards under the Long-Term Incentive Plans will be subject to the terms and conditions of the respective Long-Term Incentive Plans and any corresponding award agreement(s).

In no event shall a termination of Executive's employment due to Disability occur until the party terminating Executive's employment gives written notice to the other party or until Executive has completed the necessary period of time to be eligible for long-term disability benefits under any plan or policy maintained by Company and applicable to Executive. However, for avoidance of doubt, a termination due to Disability will not be considered a termination by Company without Cause.

(c) Termination by Company for Cause. In the event Company terminates Executive's employment for Cause, he shall be entitled only to any unpaid Base Salary through and including the Date of Termination, as well as any accrued, unused vacation and unreimbursed business expenses as of the Date of Termination.

(d) Termination by Company without Cause or Termination by Executive for Good Reason. In the event Executive's employment is terminated by Company without Cause (i.e., on a basis other than specified in Subsections 2(a), 2(b), 2(c), or 2(e) or in the event Executive's employment is terminated by Executive for Good Reason, and (except with respect to Article 2(d)(i)) conditioned upon Executive's effective execution of a general release of claims substantially in purchase COBRA continuation coverage in order to receive the COBRA Payment, nor shall Executive be required to apply the COBRA Payment towards any payment of applicable premiums for COBRA continuation coverage; and

vii. Company will assist Executive in finding other employment opportunities by providing to Executive, at Company's expense (not to exceed a maximum of fifty thousand dollars ($50,000)), reasonable professional outplacement services through a reputable provider selected by Executive with Company's approval, which shall not be unreasonably withheld. Such outplacement services shall terminate when Executive finds other employment. However, in no event shall such outplacement services continue for more than eighteen (18) months following the Date of Termination.

Notwithstanding the above, and other than with respect to the amount provided in Subsection 2(d)(ii), if the Date of Termination occurs within the last sixty (60) days of the calendar year, any payment that is contingent on executing a general release in the form set forth in Exhibit B hereto shall be paid (or commence to be paid) sixty (60) days following the Date of Termination, provided the release has by then become irrevocable.

(e) Voluntary Termination. A termination of employment by Executive on Executive's own initiative, other than a termination due to Disability or a termination for Good Reason, shall have the same consequences as provided in Article 2(c) for a termination for Cause. A voluntary termination under this Article 2(e) shall be effective on the date specified in Executive's written notice, unless such voluntary termination is earlier accepted by Company, such early acceptance still to be treated as a voluntary termination by Executive.

(f) No Mitigation; No Offset. In the event of any termination of employment under this Article 2, Executive shall be under no obligation to seek other employment and there shall be no offset against amounts due Executive under this Agreement on account of any remuneration attributable to any subsequent employment that he may obtain.

(g) Nature of Payments. Any amounts due under this Article 2 are in the nature of severance payments considered to be reasonable by Company and are not in the nature of a penalty.

EXHIBIT B

Form of Release

This Release (the "Release") is entered into on [•], by and between [•] ("Executive") and James Hardie Industries plc (the "Company"), pursuant to the Employment Agreement entered into between Company and Executive as of[•] (the "Employment Agreement"). Any capitalized term that is used but not otherwise defined in this Release shall have the meaning assigned to such term in the Employment Agreement.

1. **Release**.

(a) Executive, for and on behalf of Executive and Executive's heirs, executors, administrators, successors and assigns, hereby voluntarily, knowing and willingly releases and forever discharges Company, together with all of Company's past and present owners, parents, subsidiaries, and affiliates, together with each of their members, officers, directors, investors, partners, managers, employees, agents, representatives and attorneys, and each of their subsidiaries, affiliates, est tes, predecessors, successors, and assigns (each, individually, a "Company Releasee," collectively referred to as the "Company Releasees") from any and all rights, claims, charges, actions, causes of action, complaints, sums of money, suits, debts, covenants, contracts, agreements, promises, obligations, damages, demands or liabilities of every kind whatsoever, in law or in equity, whether known or unknown, suspected or unsuspected (collectively, "Claims") which Executive or Executive's heirs, executors, administrators, successors or assigns ever had, now has or may hereafter claim to have by reason of any matter, cause or thing whatsoever: (i) arising from the beginning of time up to the date Executive executes this Release including, but not limited to any such Claims (A) relating in any way to Executive' employment relationship with Company or any other Company Releasee, and (B) arising under any federal, local or state statute or regulation, including, without limitation, the Age Discrimination in Employment Act of 1967, as amended by the Older Workers Benefit Protection Act, Title VII of the Civil Rights Act of 1964, the Americans with Disabilities Act of 1990, the Employee Retirement Income Security Act of H.I74; (ii) arising out of or relating to the termination of Executive's employment; or (iii) arising under or relating to any policy, agreement, understanding or promise, written or oral, formal or informal, between Company or any other Company Releasee and Executive; provided, however, that notwithstanding the foregoing, nothing contained in this release of claims shall in any way diminish or impair: (w) any Claims Executive may nave that cannot be waived under applicable law, (x) rights under this Release, (y) any rights to indemnification which Executive might have as a result of Executive's employment with Company or (z) any rights Executive may have to vested benefits under qualified retirement and welfare benefit plans.

(b) Executive acknowledges and agrees that Company and Company Releasees have fully satisfied any and all obligations owed to Executive arising out of or relating to Executive's employment with Company or any other Company Releasee, and no further sums, payments or benefits are owed to Executive by Company or any of Company Releasees arising out of or relating to Executive's employment with Company, except as expressly provided in this Release

2. **Review and Revocation Period.**

(a) Executive acknowledges that (i) Company has advised Executive to consult with an attorney of Executive's own choosing before signing this Release, (ii) Executive has been given the opportunity to seek the advice of counsel, (iii) Executive has carefully read and fully understands all of the provisions of this Release including, without limitation, the release in Section 1 of this Release, and (v) Executive is entering into this Release, including the release in Section 1, knowingly, freely and voluntarily in exchange for good and valuable consideration to which Executive is not otherwise entitled.

(b) Executive understands and agrees that Executive has [twenty-one (21) / forty-five (45)]2 days to consider the terms of this Release, although Executive may sign it sooner but, in any event, not before the Separation Date. Executive understands and agrees that changes to this Release, whether material or immaterial, do not restart the running of the [twenty-one (21) / forty-five (45)] calendar day period.

(c) Once Executive has signed this Release, Executive has seven (7) additional calendar days from the date Executive signs this Release to revoke his or her consent. Such revocation must be in writing signed by Executive and e-mailed to [•] at [•]. In the event of such revocation by Executive, this Release shall be of no force or effect, and Executive shall not have any rights to the payments set forth in the Employment Agreement. Provided that Executive does not revoke his or his or er consent to this Release within the seven (7) day calendar period, this Release shall become effective on the eighth (8th) calendar day after the date upon which he executes it.

3. **Assignment.** Executive represents that Executive has not fully or partially assigned any Claims to any person or entity.

4. **Legal Fees.** In the event Executive files an action based on any claim released pursuant to Section 1 of this Release, Company shall be entitled to any and all legal fees and expenses arising out of or relating to such claim.

5. **No Admission.** Nothing herein shall be deemed to constitute